Exhibit 99.1

Contact: Jeffrey M. O’Connell	PR Newswire Released 12:00 p.m. EDT
Phone: (770) 645-4800

BWAY CORPORATION

ANNOUNCES PLASTIC PACKAGING ACQUISITION

Atlanta, GA, June 1, 2004 – BWAY Corporation and North America Packaging Corporation announced today that the companies have signed a definitive agreement for BWAY to acquire all of the outstanding shares of North America Packaging Corporation, which commonly does business under the name of NAMPAC.

NAMPAC, headquartered in Raleigh, NC, is the leading North American producer of general line rigid plastic containers including injection-molded plastic pails and blow-molded tighthead containers, bottles and drums. NAMPAC has ten facilities providing national coverage to market leading customers with net sales in 2003 of $220 million.

Commenting on the pending acquisition, Mr. Jean-Pierre Ergas, BWAY Corporation’s Chairman and Chief Executive Officer stated that, “The acquisition of NAMPAC is an important step in meeting our strategic growth and product diversification objectives. With nearly $800 million of revenue, modern plants and an expanded product portfolio, BWAY will be well positioned to satisfy the evolving packaging needs of customers. We intend to operate the NAMPAC business as a separate business unit. Following the close of this transaction, we intend to merge our existing plastics packaging business (acquired from SST Industries in August 2003) into NAMPAC creating the NAMPAC Packaging Division. The NAMPAC Packaging Division will be managed by current NAMPAC senior managers led by Tom Linton who will be appointed to President and Chief Operating Officer of this new division reporting directly to me. Tom, who currently serves NAMPAC as Vice President and General Manager – Western Division, has been instrumental in the success of NAMPAC. BWAY’s existing metal packaging business will become the BWAY Packaging Division and will continue to report to Ken Roessler who will be appointed to President and Chief Operating Officer of that division.”

Mr. Ergas went on to say that, “Our primary equity partner, Kelso & Company, along with BWAY senior management, reconfirm their commitment to our business and strategy by committing to a contribution of $30 million in new cash equity allowing BWAY to complete this transaction while maintaining a strong balance sheet.”

NAMPAC’s Chairman and Chief Executive Officer, Larry McVicker, commenting on the pending transaction stated that, “It has always been our objective to pursue strategies which would allow NAMPAC to grow in terms of market penetration and profitability. This transaction with BWAY provides an excellent platform from which the new plastics division can continue and further enhance the NAMPAC story (commitment to our customers, and our mission to be known as the leader in industrial plastic packaging markets we serve).” J.P. Morgan Securities Inc. acted as financial advisor to NAMPAC, Deutsche Bank Securities, Inc. acted as financial advisor to BWAY.

The Company expects to close on the acquisition, which is subject to regulatory and other customary conditions, within approximately 30 days and will fund the transaction with a combination of bank debt and the $30 million equity contribution discussed above. In connection with the acquisition, the Company has received a commitment letter for a new bank loan facility that will be underwritten by Deutsche Bank and JPMorgan Chase Bank as joint lead arrangers. The new loan facility will include a term loan and a $30 million revolver (zero balance at closing). In addition to consideration for the acquisition, proceeds from the new bank loan facility will be used to repay borrowings under the Company’s existing $90 million credit agreement. The consummation of these financing transactions are a condition to the closing of the acquisition. On a pro-forma basis, giving affect to the NAMPAC acquisition, the Company’s leverage (total debt to earnings before interest, income taxes, depreciation and amortization, or EBITDA) as of the second fiscal quarter ended April 4, 2004 would be 4.7x. Considering management estimates of initial synergies resulting from the NAMPAC acquisition, pro-forma leverage as of the second fiscal quarter ended April 4, 2004 would be 4.5x.

BWAY Corporation is a leading manufacturer of steel and plastic containers for the general line category of the North American container industry.

Note: This document contains forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995. All statements contained in this document, other than historical information, are forward-looking statements. These statements represent management’s current judgment on what the future holds. A variety of factors could cause business conditions and the Company’s actual results to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. These factors include, without limitation, the Company’s inability to close the transaction contemplated above, the Company’s inability to secure financing, competitive risks from substitute products and other steel and plastic container manufacturers, termination of the Company’s customer contracts, loss or reduction of business from key customers, dependence on key personnel, changes in raw material costs or availability, labor unrest, catastrophic loss of one of the Company’s manufacturing facilities, environmental exposures, failures in the Company’s computer systems, unanticipated expenses, delays in implementing cost reduction initiatives, potential equipment malfunctions and the other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company takes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrences of unanticipated events or changes to future operating results.